Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

FitLife Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity (Universal Shelf)	Common Shares, par value $0.01 per share (2)	457(o)	(2)	(2)		$60,000,000	0.0001531	$9,186.00
	Equity	Common Shares, par value $0.01 per share (3)	457(c)	1,000,000	$33.465	(4)	$33,465,000	0.0001531	$5,123.49

Carry Forward Securities

	Total Offering Amounts						$93,465,000	0.0001531	$14,309.49
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$14,309.49

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.

(2)

An indeterminate number of securities or aggregate principal amount, as the case may be, of common shares (the “Securities”), as shall have an aggregate initial offering price not to exceed $60,000,000. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the sale and issuance by the registrant of the Securities registered hereunder.

(3)	Shares of Common Stock to be offered for sale by Selling Stockholder.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Capital Market on November 11, 2024.